UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2012

VIKING INVESTMENTS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-29219	98-0199508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kerry Center, 1515 West Nanjing Road, 29th Floor
Shanghai, 200040
(Address of principal executive offices, including zip code)

+ 86 (21) 6103 7519
(Registrant’s telephone number, including area code)

SINOCUBATE, INC.
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 10, 2012, Mr. Townsend Tang and Mr. Tejesh Srivastav were elected to the Board of Directors of Viking Investments Group, Inc. (formerly known as SinoCubate, Inc., and referred to herein as the “Company” or “Viking”).

Mr. Townsend Tang, age 36, a seasoned executive and entrepreneur, brings to Viking more than 10 years of extensive experience from the finance industry in China, including Venture Capital, Private Equity, Mergers and Acquisitions, Initial Public Offerings and Private Investments in Public Equity, and various forms of debt financing.  Before joining Viking, Mr. Tang was from 2007, a partner and managing director with Beijing Capital Fund Management Co., Ltd, Beijing, where he was instrumental in raising RMB100 million, plus additional debt and equity financings for a number of the firm’s clients.

Between the years of 2001 to 2006, Mr. Tang owned and managed Ou Shang Investments, Co., Ltd., a financing consultant firm focused on assisting various domestic Chinese and South East Asian companies to obtain debt and equity financing, ranging from RMB10 million to RMB100 million to a total of 13 clients, of which three clients obtained a listing in A Market, Shanghai.

Mr. Tang graduated from Nanjing Industry University where he received an MBA.  Mr. Tang also holds a Chinese securities business qualification certificate.

Mr. Tejesh Srivastav, age 57, an experienced investment banker, brings to Viking more than 25 years of extensive experience in audit, consulting, distribution and technology in the United States and India.  Before joining Viking, Mr. Srivastav was from 2005, a managing director with Viking Investments Group in India, where he started Viking’s operations in India.

Between the years of 1994 to 2005, Mr. Srivastav was the founder and chief executive officer of Internet For U, Inc, an internet service provider.

Mr. Srivastav received his MBA from Cornell University.  Mr. Srivastav is also a Chartered Accountant in India and a member of the Institute of Chartered Accountants of India.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VIKING INVESTMENTS GROUP, INC.

Date: July 11, 2012	/s/ Tom Simeo
Tom Simeo
CEO, Chairman

3